Exhibit 99.23(D)(9)
                         INTERIM SUB-ADVISORY AGREEMENT
                         NATIONS MASTER INVESTMENT TRUST

      THIS AGREEMENT is made as of this 2nd day of January, 2001, by and between BANC OF AMERICA ADVISORS, INC., a North Carolina corporation (the "Adviser"), MARSICO CAPITAL MANAGEMENT, LLC, a Delaware limited liability corporation (the "Sub-Adviser"), and NATIONS MASTER INVESTMENT TRUST, a Delaware business trust (the "Trust"), on behalf of those portfolios of the Trust now or hereafter identified on Schedule I hereto (each a "Master Portfolio" and collectively, the "Master Portfolios").

      WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser; and

      WHEREAS, the Sub-Adviser also is registered with the Commission under the Advisers Act as an investment adviser; and

      WHEREAS, the Adviser and the Trust have entered into an Investment Advisory Agreement (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Master Portfolios; and

      WHEREAS, pursuant to such Investment Advisory Agreement, the Adviser, with the approval of the Trust, wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser and the Trust in connection with the Master Portfolios upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment of Sub-Adviser. The Adviser hereby appoints, and the Trust hereby approves, the Sub-Adviser to render investment research and advisory services to the Adviser and the Trust with respect to the Master Portfolios, under the supervision of the Adviser and subject to the policies and control of the Trust's Board of Trustees, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

      2. Investment Services. Subject to the supervision of the Adviser and the Trust's Board of Trustees, the Sub-Adviser will provide a continuous investment program for each Master Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Master Portfolio. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Master Portfolios and will place the daily orders for the purchase or sale of securities. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with each Master Portfolio's investment objective, policies and restrictions as stated in the Prospectus and votes of the Trust's Board of Trustees. The Sub-Adviser shall provide such additional services related to the continuous investment program, including recordkeeping services, as may reasonably be requested from time to time by the Trust or the Adviser.

      3. Control by Board of Trustees. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Trust, shall at all times be subject to any directives of the Board of Trustees of the Trust.

      4. Other Covenants. In carrying out its obligations under this Agreement, the Sub-Adviser agrees that it:

              (a) will comply with all applicable Rules and Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law, including but not limited to the 1940 Act and the Advisers Act;

              (b) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

              (c) will not make loans to any person to purchase or carry Master Portfolio shares;

              (d) will place orders pursuant to its investment determinations for the Master Portfolios either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Master Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker/dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Master Portfolio and/or other accounts over which the Sub-Adviser or an affiliate of the Sub-Adviser exercises investment discretion. The Sub-Adviser is authorized, subject to the prior approval of the Trust's Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Master Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer-viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the particular Master Portfolio and to the Trust. In addition, the Sub-Adviser is authorized to take into account the sale of shares of the Trust in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Sub-Adviser or the Trust's principal underwriter), provided that the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Sub-Adviser or the Trust's principal underwriter for the Master Portfolios or an affiliated person of either acting as principal or broker, except as permitted by the Commission or applicable law;

              (e) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates, if any. In making investment recommendations for a Master Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer (or related supporting institution) of securities proposed for purchase or sale for the Master Portfolio's account are customers of the commercial departments of its affiliates. In dealing with commercial customers, such commercial departments will not inquire or take into consideration whether securities of those customers are held by the Master Portfolio;

              (f) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential interestholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

      5. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more accounts managed by the Sub-Adviser, the available securities or investments may be allocated in a manner believed by the Sub-Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Master Portfolio or the size of the position obtainable for or disposed of by a Master Portfolio.

      6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for each Master Portfolio are the property of the Trust and further agrees to surrender promptly to the Adviser or the Trust any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      7. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Master Portfolios. In addition, the Sub-Adviser acknowledges that the Adviser has agreed, pursuant to the Investment Advisory Agreement, that, if the aggregate expenses borne by any Master Portfolio in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which its shares are registered or qualified for sale to the public, the Adviser together with the Master Portfolio's administrator(s) shall reimburse such Master Portfolio for such excess in proportion to the fees otherwise payable to them for such year.

      8. Compensation. Except as provided in Section 9 of this Agreement, for the services provided to each Master Portfolio and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee for that Master Portfolio determined in accordance with Schedule I attached hereto. The Adviser and the Sub-Adviser may, from time to time, agree to reduce, limit or waive the amounts payable hereunder with respect to one or more Master Portfolios for such period or periods they deem advisable. It is understood that the Adviser shall be responsible for the Sub-Adviser's fee for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Trust or the Master Portfolio with respect to compensation under this Agreement.

      9. Escrow of Fees. During the period of time commencing on the effective date of the Agreement, and continuing until the earlier of: (a) such time as an investment sub-advisory agreement among the Adviser, the Sub-Adviser and the Trust is approved by a majority of the outstanding voting securities of the applicable Master Portfolio (the New Investment Sub-Advisory Agreement"); or (b) the 150th day, or such other time that is granted by the Securities and Exchange Commission, following the termination of the investment sub-advisory agreement dated August 19, 1999 among Banc of America Advisors, Inc., Marsico Capital Management, LLC and Nations Master Investment Trust (the "Prior Agreement"), the fees payable to the Sub-Adviser under the Agreement shall be paid into an interest-bearing escrow account (the "Account") which shall be maintained by an escrow agent. Such escrow agent shall be the custodian to the Master Portfolios or another bank that shall not be an affiliated party (as defined in the 1940
Act) of any of the parties hereto. All amounts paid into the Account (including interest earned on such moneys) may be paid to the Sub-Adviser only upon the approval, by a majority of the outstanding voting securities of the Master Portfolios (as defined in the 1940 Act), of the New Investment Sub-Advisory Agreement. In the event that the interestholders of a Master Portfolio fail to approve the New Investment Sub-Advisory Agreement prior to the earlier of the date specified in subpart (b) above, all moneys in the Account shall be paid to the Master Portfolio less any amounts to be paid to the Sub-Advisor which shall be the lesser of: (1) any costs incurred in performing the Agreement (plus interest earned on such amount); or (2) the total amount of moneys in the Account (plus interest earned). All parties hereto expressly acknowledge that the escrow agent may release the moneys in the Account only upon receipt of a certificate from an officer of the Trust (who shall not be an interested person of the Sub-Adviser (as defined in the 1940 Act) stating that the moneys are to be delivered to the Sub-Adviser and that the New Investment Sub-Advisory Agreement has been approved by a majority of the outstanding voting securities of the Master Portfolio (as defined in the 1940 Act) or, in the event that the interestholders of a Master Portfolio failed to approve the New Investment Sub-Advisory Agreement prior to the earlier of the date specified in subpart (b) above, that the moneys in the Account are to be delivered to the Master Portfolio.

      10. Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      11. Term and Approval. This Agreement shall become effective upon the termination date of the Prior Agreement and shall thereafter continue in force and effect until the earlier of: (a) such time as the New Investment Sub-Advisory Agreement is approved by a majority of the outstanding voting securities of the applicable Master Portfolio; or (b) the 150th day, or such other time that is granted by the Securities and Exchange Commission, following the termination of the Prior Agreement.

      12. Termination. This Agreement may be terminated at any time with respect to:

                     (a) a Master Portfolio, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of a Master Portfolio's outstanding voting securities, or by the Adviser, upon ten (10) calendar days' written notice to the other parties to this Agreement.

                     (b) by the Sub-Adviser on sixty (60) days' written notice
              to the other parties to this Agreement.

              Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

      13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement affecting a Master Portfolio shall be effective until approved by vote of a majority of the outstanding voting securities of such Master Portfolio. However, this shall not prevent the Sub-Adviser from reducing, limiting or waiving its fee.

      14. Release. The names "Nations Master Investment Trust" and "Trustees of Nations Master Investment Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 14, 1999, which is hereby referred to and a copy of which is on file at the principal office of the Trust. The obligations of "Nations Master Investment Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interestholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the property belonging to such class for the enforcement of any claims against the Trust.

      15. Use of the Name "Marsico". Sub-Adviser hereby consents to and grants a non-exclusive license for the use by the Trust to the phrase "Marsico Capital", the identifying word "Marsico" in the name of the Master Portfolios and any logo or symbol authorized by the Sub-Adviser. Such consent is conditioned upon the Trust's employment of Sub-Adviser or its affiliates as sub-investment adviser to the Master Portfolios. Sub-Adviser may from time to time use the phrase "Marsico Capital" or the identifying word "Marsico" or logos or symbols used by Sub-Adviser in other connections and for other purposes, including without limitation in the names of other investment companies, corporations or businesses that it may manage, advise, sponsor or own or in which it may have a financial interest. Sub-Adviser may require the Trust to cease using the phrase "Marsico Capital" or the identifying word "Marsico" in the name of the Master Portfolios or any logo or symbol authorized by Sub-Adviser if the Trust ceases to employ Sub-Adviser or an affiliate thereof as sub-investment adviser.

      16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and shall be governed by Delaware law.

      17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       NATIONS MASTER INVESTMENT TRUST
                                       on behalf of the Master Portfolios


                                       By:     /s/ A. Max Walker
                                               ---------------------------------
                                               A. Max Walker
                                               President and Chairman of the
                                               Board of Trustees


                                       BANC OF AMERICA ADVISORS, INC.

                                       By:     /s/ Robert H. Gordon
                                               ---------------------------------
                                               Robert H. Gordon
                                               President


                                       MARSICO CAPITAL MANAGEMENT, LLC

                                       By:     /s/ Barbara M. Japha
                                               ---------------------------------
                                               Barbara M. Japha
                                               President and General Counsel

                                   SCHEDULE I

         The Adviser shall pay the Sub-Adviser as full compensation for services provided and expenses assumed hereunder a sub-advisory fee for each Master Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Master Portfolio:


                                                                                               Rate of
                  Master Portfolio                                                          Compensation
                  ----------------                                                          ------------
    Nations Marsico Focused Equities Master Portfolio                                           0.45%
    Nations Marsico Growth & Income Master Portfolio                                            0.45%


    Approved:  August 23, 2000